Exhibit 3.1
CERTIFICATE OF DESIGNATION OF
SERIES B NON-CONVERTIBLE PREFERRED STOCK OF
NATIONAL CINEMEDIA, INC.

Pursuant to Section 151 of the Delaware General Corporation Law (the “DGCL”), National Cinemedia, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 of the DGCL does hereby submit the following:
WHEREAS, the Restated Certificate of Incorporation of the Company (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”), authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.01 per share, of the Company (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Company (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued and undesignated shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to establish and fix the number of shares to be included and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series; and
WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such new series.
NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issuance of a series of Preferred Stock for cash or exchange of other securities, rights or property and does hereby in this certificate of designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:
1.Designation. There shall be a series of Preferred Stock that shall be designated as “Series B Non-Convertible Preferred Stock” (the “Series B Preferred Stock”) and the number of shares so designated shall be 50. The rights, preferences, powers, restrictions, and limitations of the Series B Preferred Stock shall be as set forth herein.
2.Defined Terms. For purposes hereof, the following terms shall have the following meanings:
“Accreted Dividends” means, as of any date of determination, with respect to each outstanding Share, the aggregate amount of dividends that have accrued pursuant to Section 3(a) and that have not been paid pursuant to Section 3(b) on such Share from the immediately preceding Dividend Payment Date to such date of determination.
“Board” has the meaning set forth in the Recitals.
“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States are authorized or required by law to close. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest, dividends, premium or fees, as the case may be.

“Capital Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934).
“Certificate of Designation” has the meaning set forth in the Recitals.
“Common Stock” means the common stock, par value $0.01 per share, of the Company.
“Company” has the meaning set forth in the Preamble.
“Date of Issuance” means, for any Share, the date on which the Company initially issues such Share (without regard to any subsequent transfer of such Share or reissuance of the certificate representing such Share).
“Dividend” means the dividends to be made by the Company in respect of the Series B Preferred Stock in accordance with Section 3(a).
“Dividend Payment Date” means March 31, June 30, September 30 and December 31, of each year, commencing on June 30, 2023; provided that if any Dividend Payment Date is not a Business Day, the Dividend Payment Date will be the immediately following Business Day.
“Dividend Rate” means with respect to dividends that accrue for each period ending on a Dividend Payment Date, 11.00% per annum.
“Junior Preferred Stock” means Preferred Stock which, by its terms, ranks junior to the Series B Preferred Stock in respect of payment of dividends or upon liquidation, dissolution, or winding up.
“Liquidation Preference” means, at any date of determination and with respect to each outstanding share of Series B Preferred Stock, the sum of (a) the Liquidation Value thereof, plus (b) all accrued, accumulated and unpaid Dividends thereon (including, for the avoidance of doubt, Dividends compounded in accordance with Section 3(a)).
“Liquidation Value” means $1,000 per Share.
“Preferred Stock” has the meaning set forth in the Recitals.
“Series B Preferred Stock” has the meaning set forth in Section 1.
“Share” means a share of Series B Preferred Stock.
3.Dividends.
a.From and after the Date of Issuance of each Share, holders of the Series B Preferred Stock shall be entitled to receive in respect of each such Share, as and when declared by the Company’s Board of Directors, from time to time, cumulative dividends accruing on a daily basis in arrears at the Dividend Rate on the Liquidation Preference of such Share from time to time, payable in cash and, to the extent not paid on any Dividend Payment Date, compounded quarterly in arrears on such Dividend Payment Date by increasing the Liquidation Preference by such Accreted Dividends. Dividends will be calculated on the basis of actual days elapsed over a year of 360 days consisting of 12 30-day months.
b.At any time and from time to time when there are Accreted Dividends, the Company’s Board of Directors, or any authorized committee thereof, may declare and cause the Company to pay in cash, to the holders of record of Series B Preferred Stock, a dividend per Share equal to all or a portion of such Accreted Dividends on such Share.
c.Notwithstanding anything to the contrary contained herein, (i) no dividend may be declared unless paid to the holders of the Shares immediately in cash (it being understood that no dividends may be declared and paid in securities or otherwise “in kind”) and (ii) no dividend shall be declared or paid in anticipation of a redemption of the Series B Preferred Stock or any liquidation of the Company.
4.Ranking. The Series B Preferred Stock (inclusive of any and all Dividends thereon) shall rank senior and in priority of payment to all Junior Preferred Stock and other Capital Stock in any liquidation or winding up of the Company.
5.Voting.
5.1    Voting Generally. Notwithstanding anything to the contrary in the Certificate of Incorporation, the holder of Series B Preferred Stock shall not be entitled to vote on any matter on which stockholders of the Company are entitled to vote (including for the election of the directors of the Company).
6.Redemption.
6.1    Optional Redemptions. At any time and from time to time on or after the third anniversary of the Date of Issuance, the Company shall have the right to redeem, and the holder of the shares of Series B Preferred stock can, in its discretion, cause the Company to redeem, out of funds legally available therefor, all or any portion of the then-outstanding Shares (a “Series B Redemption”) for a price per Share equal to the Liquidation Value for each such Share. Any such Series B Redemption shall occur not more than sixty (60) days following the delivery by the Company of a written redemption notice (the “Series B Redemption Notice”) to the holder of record of each Share stating the aggregate number of Shares to be redeemed. Each Series B Redemption Notice shall state:
a.the number of Shares held by the holder that the Company shall redeem on the Series B Redemption Date specified in the Series B Redemption Notice;
b.the date the Series B Preferred Stock shall be redeemed (the “Series B Redemption Date”); and
c.the manner and place designated for surrender by the holder to the Company of his, her, or its certificate(s) representing the Share(s) to be redeemed.
7.Conversion; Exchange. The Series B Preferred Stock is not convertible into or exchangeable for Common Stock or any other securities of the Company.
8.Stock Splits, Ratios, Adjusting Outstanding Shares of Series B Preferred Stock or Series B Preferred Units. Sections 4.4 (Stock Splits, Ratios, Adjusting Outstanding Shares of Common Stock or Membership Units) of Certificate of Incorporation will apply to this this Certificate of Designation, mutatis mutandis, Series B Preferred Stock in the case of Common Stock and Series B Preferred Units in the case of Membership Units.

9.Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be provided to the holders of Shares in accordance with the Bylaws and the Certificate of Incorporation.
10.Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified, or waived except by an instrument in writing duly adopted by the Board, and any such written amendment, modification, or waiver will be binding upon the Company and each holder of Series B Preferred Stock; provided, that no such action shall change or waive this Section 10, without the prior written consent of each holder of outstanding Shares; provided, further, that no amendment, modification, or waiver of the terms or relative priorities of the Series B Preferred Stock may be accomplished by the merger, consolidation, or other transaction of the Company with another corporation or entity unless the Company has obtained the prior written consent of the holders in accordance with this Section 10.
11.Effectiveness. This Certificate of Designation shall become effective on August 7, 2023, at 8:00 a.m., Eastern Standard Time.
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IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company by its Chief Financial Officer this 7th day of August, 2023.

NATIONAL CINEMEDIA INC.
By:	/s/ Ronnie Ng
	Name:	Ronnie Y. Ng
	Title:	Chief Financial Officer

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